Earnings Release February 21, 2013
Holly Energy Partners, L.P. Reports Fourth Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the fourth quarter of 2012. For the quarter, distributable cash flow was $41.6 million, up $9.2 million, or 28.6% compared to the fourth quarter of 2011. Based on these results, HEP announced its 33rd consecutive distribution increase on January 24, 2013, raising the quarterly distribution from $0.4625 to $0.47 per unit, representing a 6% increase over the distribution for the fourth quarter of 2011. On January 16, 2013, HEP completed its two-for-one unit split. All per unit amounts in this earnings release have been adjusted to reflect the unit split.
Net income attributable to Holly Energy Partners for the fourth quarter was $27.0 million ($0.37 per basic and diluted limited partner unit) compared to $30.9 million ($0.51 per basic and diluted limited partner unit) for the fourth quarter of 2011. This decrease in earnings is due principally to a one-time positive crude oil pipeline settlement of $5.5 million with HollyFrontier in the fourth quarter of 2011, increased operating costs and expenses and higher interest expense. These factors were partially offset by increased volumes, earnings attributable to our November 2011 asset acquisition and annual tariff increases.
Commenting on the fourth quarter of 2012, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “We are extremely pleased with our financial results, particularly with the record levels of our distributable cash flow and EBITDA. EBITDA for the fourth quarter was $54.7 million, an increase of $5.0 million, or 10%, over last year’s fourth quarter."
“Increased domestic oil production has positively impacted the gross margins of the refineries we serve throughout our Midcontinent, Rocky Mountain and Southwest asset base. This has given our refinery shippers strong incentives to maximize their production levels, which correspondingly kept our pipeline and terminal utilization rates at historically high levels during the quarter. Additionally, increased oil drilling activity near our crude oil gathering pipelines in Southeast New Mexico should continue to raise the amount of oil we gather and transport on our New Mexico crude oil pipeline assets. These positive industry fundamentals have increased the financial contribution from our heritage assets while our tankage and terminals acquisition in November 2011 and our UNEV pipeline acquisition in July 2012 further contributed to our year over year growth in distributable cash flow,” Clifton said.
Fourth Quarter 2012 Revenue Highlights
Revenues for the quarter were $81.4 million, a $12.3 million increase compared to the fourth quarter of 2011. The revenue increase was due to increased pipeline shipments, revenues attributable to our July 2012 and November 2011 acquisitions, the effect of annual tariff increases and an increase of $2.1 million in previously deferred revenue realized under our guaranteed shipping contracts, partially offset by the crude oil pipeline settlement of $5.5 million with HollyFrontier in the fourth quarter of 2011. Overall pipeline volumes were up 1% compared to the fourth quarter of 2011.

•
Revenues from our refined product pipelines were $30.6 million, an increase of $6.7 million primarily due to increased refined pipeline shipments, revenues attributable to UNEV, annual tariff increases and an increase of $1.8 million in previously deferred revenue realized. Shipments averaged 182.3 thousand barrels per day (“mbpd”) compared to 163.5 mbpd for the fourth quarter of 2011.

•
Revenues from our intermediate pipelines were $7.5 million, an increase of $1.2 million primarily due to increased shipments on our intermediate lines serving the Navajo refinery and an increase of $0.3 million in previously deferred revenue realized. Shipments averaged 115.8 mbpd compared to 128.4 mbpd for the fourth quarter of 2011. The overall volume decrease was attributable to a scheduled refinery turnaround that reduced volumes on our Tulsa interconnect pipelines.

•
Revenues from our crude pipelines were $12.0 million, a decrease of $5.2 million, on shipments averaging 174.4 mbpd compared to 174.2 mbpd for the fourth quarter of 2011. Revenues in 2011 included $5.5 million attributable to a crude oil pipeline settlement with HollyFrontier in October 2011.

•
Revenues from terminal, tankage and loading rack fees were $31.3 million, an increase of $9.7 million compared to the fourth quarter of 2011. This includes $7.2 million of increased throughput revenues attributable to our assets acquired in November 2011 that serve HollyFrontier's El Dorado and Cheyenne refineries. Refined products terminalled in our facilities increased to an average of 343.3 mbpd compared to 300.8 mbpd for the fourth quarter of 2011.

Revenues for the three months ended December 31, 2012 include the recognition of $4.6 million of prior shortfalls billed to shippers in 2011 and 2012. As of December 31, 2012, deferred revenue in our consolidated balance sheet was $7.8 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system will not have the necessary capacity for shipments in excess of guaranteed levels, or when shipping rights expire unused over the contractual make-up period.
Year Ended December 31, 2012 Revenue Highlights
Revenues for the year ended December 31, 2012 were $292.6 million, a $78.3 million increase compared to the same period of 2011. The revenue increase was due to increased pipeline shipments, revenues attributable to our July 2012 and November 2011 acquisitions and the effect of annual tariff increases, partially offset by a $4.6 million decrease in previously deferred revenue realized under our guaranteed shipping contracts. Overall pipeline volumes were up 18% compared to the same period of 2011.

•
Revenues from our refined product pipelines were $105.2 million, an increase of $20.3 million primarily due to increased refined pipeline shipments, revenues attributable to UNEV and annual tariff increases partially offset by the effects of a $5.4 million decrease in previously deferred revenue realized. Shipments averaged 170.7 mbpd compared to 143.1 mbpd for the year ended December 31, 2011.

•
Revenues from our intermediate pipelines were $28.5 million, an increase of $6.6 million, on shipments averaging 127.2 mbpd compared to 93.4 mbpd for the year ended December 31, 2011. This includes $3.4 million of increased revenues attributable to our Tulsa interconnect pipelines and the effects of a $0.8 million increase in previously deferred revenue realized.

•
Revenues from our crude pipelines were $45.9 million, a decrease of $1.7 million, on shipments averaging 171.0 mbpd compared to 161.8 mbpd for the year ended December 31, 2011. The decrease in revenues was due to the crude oil pipeline settlement of $5.5 million with HollyFrontier in 2011.

•
Revenues from terminal, tankage and loading rack fees were $112.9 million, an increase of $53.0 million compared to the year ended December 31, 2011. This includes $45.4 million of increased throughput revenues attributable to our terminal, tankage and loading racks serving HollyFrontier's El Dorado and Cheyenne refineries. Refined products terminalled in our facilities increased to an average of 325.0 mbpd compared to 238.1 mbpd for the year ended December 31, 2011.

Revenues for the year ended December 31, 2012 include the recognition of $4.0 million of prior shortfalls billed to shippers in 2011.
Cost and Expense Highlights
Operating costs and expenses were $40.5 million and $154.3 million for the three months and year ended December 31, 2012, respectively, representing increases of $8.1 million and $46.2 million over the respective periods of 2011. These increases reflect incremental operating costs and expenses attributable to UNEV and our recently acquired assets serving HollyFrontier’s El Dorado and Cheyenne refineries and higher throughput levels on our legacy assets, as well as year-over-year increases in depreciation expense, maintenance service, payroll costs and professional fees.
Interest expense was $12.9 million and $47.2 million for the three months and year ended December 31, 2012, respectively, representing increases of $3.1 million and $11.2 million over the respective periods of 2011 due to higher year-over-year debt levels. Also, we recognized a loss of $3.0 million for the year ended December 31, 2012, on the early extinguishment of our $185 million 6.25% senior notes.

We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1012527.
An audio archive of this webcast will be available using the above noted link through March 7, 2013.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, L.L.C., the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals and a 25% interest in SLC Pipeline, L.L.C., a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 44% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to successfully purchase and integrate additional operations in the future;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and year ended December 31, 2012 and 2011.

	Three Months Ended December 31,		Change from
	2012	2011 (1)	2011
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$20,955	$13,280	$7,675
Affiliates – intermediate pipelines	7,463	6,310	1,153
Affiliates – crude pipelines	12,044	17,245	(5,201)
	40,462	36,835	3,627
Third parties – refined product pipelines	9,658	10,628	(970)
	50,120	47,463	2,657
Terminals, tanks and loading racks:
Affiliates	28,700	19,341	9,359
Third parties	2,612	2,283	329
	31,312	21,624	9,688
Total revenues	81,432	69,087	12,345
Operating costs and expenses:
Operations	24,129	20,200	3,929
Depreciation and amortization	14,660	10,554	4,106
General and administrative	1,669	1,628	41
	40,458	32,382	8,076
Operating income	40,974	36,705	4,269

Equity in earnings of SLC Pipeline	862	704	158
Interest expense, including amortization	(12,914)	(9,858)	(3,056)
Other income	10	9	1
	(12,042)	(9,145)	(2,897)
Income before income taxes	28,932	27,560	1,372
State income tax expense	(83)	(65)	(18)
Net income	28,849	27,495	1,354
Allocation of net loss attributable to Predecessors(1)	-	2,836	(2,836)
Allocation of net loss (income) attributable to noncontrolling interests	(1,810)	563	(2,373)
Net income attributable to Holly Energy Partners	27,039	30,894	(3,855)
General partner interest in net income, including incentive distributions(3)	5,777	5,429	348
Limited partners’ interest in net income	$21,262	$25,465	$(4,203)
Limited partners’ earnings per unit – basic and diluted:(2)(3)	$0.37	$0.51	$(0.14)
Weighted average limited partners’ units outstanding(2)	56,782	50,217	6,565
EBITDA(4)	$54,696	$49,728	$4,968
Distributable cash flow(5)	$41,618	$32,371	$9,247

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	116,637	98,528	18,109
Affiliates – intermediate pipelines	115,843	128,437	(12,594)
Affiliates – crude pipelines	174,368	174,226	142
	406,848	401,191	5,657
Third parties – refined product pipelines	65,688	64,986	702
	472,536	466,177	6,359
Terminals and loading racks:
Affiliates	288,203	249,365	38,838
Third parties	55,057	51,434	3,623
	343,260	300,799	42,461
Total for pipelines and terminal assets (bpd)	815,796	766,976	48,820

	Year Ended December 31,		Change from
	2012	2011(1)	2011
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$67,682	$46,649	$21,033
Affiliates – intermediate pipelines	28,540	21,948	6,592
Affiliates – crude pipelines	45,888	47,542	(1,654)
	142,110	116,139	25,971
Third parties – refined product pipelines	37,521	38,216	(695)
	179,631	154,355	25,276
Terminals, tanks and loading racks:
Affiliates	103,472	52,122	51,350
Third parties	9,457	7,791	1,666
	112,929	59,913	53,016
Total revenues	292,560	214,268	78,292
Operating costs and expenses:
Operations	89,242	64,521	24,721
Depreciation and amortization	57,461	36,958	20,503
General and administrative	7,594	6,576	1,018
	154,297	108,055	46,242
Operating income	138,263	106,213	32,050

Equity in earnings of SLC Pipeline	3,364	2,552	812
Interest expense, including amortization	(47,182)	(35,959)	(11,223)
Loss on early extinguishment of debt	(2,979)	—	(2,979)
Other expense	10	17	(7)
	(46,787)	(33,390)	(13,397)
Income before income taxes	91,476	72,823	18,653
State income tax expense	(371)	(234)	(137)
Net income	91,105	72,589	18,516
Allocation of net loss attributable to Predecessors(1)	4,200	6,351	(2,151)
Allocation of net loss attributable to noncontrolling interests	(1,153)	859	(2,012)
Net income attributable to Holly Energy Partners	94,152	79,799	14,353
General partner interest in net income, including incentive distributions(3)	(22,450)	(16,806)	(5,644)
Limited partners’ interest in net income	$71,702	$62,993	$8,709
Limited partners’ earnings per unit – basic and diluted:(2)(3)	$1.29	$1.38	$(0.09)
Weighted average limited partners’ units outstanding(2)	55,696	45,672	10,024
EBITDA(4)	$194,242	$149,766	$44,476
Distributable cash flow(5)	$153,125	$100,295	$52,830

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	107,509	90,782	16,727
Affiliates – intermediate pipelines	127,169	93,419	33,750
Affiliates – crude pipelines	171,040	161,789	9,251
	405,718	345,990	59,728
Third parties – refined product pipelines	63,152	52,361	10,791
	468,870	398,351	70,519
Terminals and loading racks:
Affiliates	271,549	193,645	77,904
Third parties	53,456	44,454	9,002
	325,005	238,099	86,906
Total for pipelines and terminal assets (bpd)	793,875	636,450	157,425

(1)
We are a consolidated variable interest entity and under common control of HollyFrontier. With respect to the July 2012 acquisition of HollyFrontier's 75% interest in UNEV, U.S. generally accepted accounting principles (“GAAP”) require that our financial statements reflect the historical operations of the assets recognized by

HollyFrontier, effectively as if the assets were already under our ownership and control. Accordingly, we recognized additional revenues of $8.1 million and a net loss of $4.2 million for the year ended December 31, 2012, respectively, that relate to the operations of UNEV prior to our acquisition date. We recognized net losses of $1.7 million and $2.6 million for the three months and year ended December 31, 2011, respectively, that relate to the operations of UNEV. Results of operations of UNEV prior to the acquisition on July 12, 2012 are herein referred to as the Predecessor's results. Reported volume information does not reflect volumes prior to our acquisition date.
In 2011 we accounted for the November 2011 acquisition of HFC's El Dorado and Cheyenne assets as a business combination under common control and retrospectively adjusted our financial results as if the acquisition had occurred as of July 1, 2011, the date HFC acquired the assets in the merger with Frontier Oil Corporation. As the pre-acquisition loss was not attributable to HEP, but rather to the Predecessor, the pre-acquisition loss should have been reported as a loss attributable to the Predecessor. We have adjusted the 2011 financial results accordingly.
During the fourth quarter of 2012 we identified certain immaterial items requiring revisions to our previously reported financial statements. However such cumulative corrections would have been material to the 2012 fourth quarter. As a result, prior period amounts have been restated to adjust for such items, which were comprised principally of an understatement of depreciation expense related to certain property and equipment.

(2)
A two-for-one unit split, payable in the form of a common unit distribution for each outstanding common unit, was paid on January 16, 2013 to all unitholders of record on January 7, 2013. All references to unit and per unit amounts in this earnings release have been adjusted to reflect the effect of the unit split for all periods presented.

(3)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $5.3 million and $4.9 million for the three months ended December 31, 2012 and 2011, respectively, and $21.0 million and $15.5 million for the years ended December 31, 2012 and 2011, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(4)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization (excluding Predecessor amounts). EBITDA is not a calculation based upon GAAP. However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands)
Net income attributable to Holly Energy Partners	$27,039	$30,894	$94,152	$79,799
Add (subtract):
Interest expense	11,111	9,508	40,141	34,706
Amortization of discount and deferred debt charges	530	309	1,946	1,212
Loss on early extinguishment of debt	—	—	2,979	—
Increase in interest expense – non-cash charges attributable to interest rate swaps and swap settlement costs	1,273	41	5,095	41
State income tax	83	65	371	234
Depreciation and amortization	14,660	10,554	57,461	36,958
Predecessor depreciation and amortization	—	(1,643)	(7,903)	(3,184)
EBITDA	$54,696	$49,728	$194,242	$149,766

(5)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands)
Net income attributable to Holly Energy Partners	$27,039	$30,894	$94,152	$79,799
Add (subtract):
Depreciation and amortization	14,660	10,554	57,461	36,958
Predecessor depreciation and amortization	—	(1,643)	(7,903)	(3,184)
Amortization of discount and deferred debt charges	530	309	1,946	1,212
Increase in interest expense - non-cash charges attributable to interest rate swaps and swap settlement costs	1,273	41	5,095	41
Loss on early extinguishment of debt	—		2,979	—
Billed crude revenue settlement	918	(4,588)	3,670	(4,588)
Increase (decrease) in deferred revenue	(1,271)	(2,488)	462	(6,405)
Maintenance capital expenditures*	(1,763)	(1,829)	(5,649)	(5,415)
Other non-cash adjustments	232	1,121	912	1,877
Distributable cash flow	$41,618	$32,371	$153,125	$100,295

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	December 31,	December 31,
	2012	2011 (7)
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$5,237	$6,369
Working capital	$11,826	$6,601
Total assets	$1,394,110	$1,399,196
Long-term debt	$864,674	$605,888
Partners' equity(6)(7)	$352,653	$638,676

(6)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $320.1 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

(7)
December 31, 2011 amounts have been recast as if UNEV had been under our control at December 31, 2011. The impact on partners' equity from this recast was an increase of $314 million at December 31, 2011.  Accounting rules for transactions between companies under common control require pre-acquisition periods to reflect HFC's historic basis in transferred assets and liabilities, notwithstanding how the transaction is ultimately financed.  With the close of the UNEV acquisition in July 2012, we adjusted partners' equity to reflect the actual financing of the transaction.  This included cash consideration of approximately $260.9 million which was financed through long-term borrowings.  The reduction in partners' equity when comparing the reported periods is due principally to the recast accounting treatment.

FOR FURTHER INFORMATION, Contact:
Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
M. Neale Hickerson, Investor Relations
Holly Energy Partners, L.P.
214/954-6511